                                    CLASS B SHARES
                                 PLAN OF DISTRIBUTION


                                    April 30, 1997

    This Plan of Distribution (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by SIFE TRUST FUND, a business trust established under the laws of the State of Delaware (the "Fund"), with respect to the Class B Shares (the "Class B Shares") of the Fund which are proposed to be created. This Plan has been approved by a majority of the Fund's Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of this Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan.

    In reviewing this Plan, the Board of Trustees considered the schedule and nature of payments and the terms of the Investment Advisory Agreement between the Fund and its investment adviser, and the nature and amount of all other payments, fees and commissions which may be paid to such investment adviser or its affiliates. The Board of Trustees' approval included a determination that, in the exercise of the Trustees' reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that this Plan will benefit the Fund and the Class B shareholders.

    Section 1.     ANNUAL FEE

    The Fund will reimburse the principal distributor of its Shares, SIFE, a California corporation, or any entity that may in the future act as the principal distributor for the Fund (the "Distributor"), for certain expenses incurred by the Distributor in connection with the offering and sale of the Fund's Class B Shares, provided that payment shall be made in any month only to the extent that such payment, together with any other payments for such expenses made by the Fund, shall not exceed 0.0625% (0.75% on an annualized basis) of the average daily net assets of the Fund attributable to Class B Shares of the Fund, for the prior month. The Fund will also reimburse the Distributor for certain expenses incurred by the Distributor in connection with the servicing of the accounts of Class B shareholders, provided that payment shall be made in any month only to the extent that such payment, together with any other payments for such expenses made by the Fund, shall not exceed .00020833% (.249996% on an annualized basis) of the average daily net assets of the Fund attributable to Class B Shares of the Fund, for the prior month. The expense and shareholder account service reimbursement to the Distributor will be calculated and paid in arrears on a monthly basis. Distribution and shareholder servicing expenses which benefit only the Class B Shares of the Fund will be borne solely by that class. Distribution and shareholder servicing expenses which benefit more than one class of shares of the Fund will be allocated in accordance with the aggregate average daily net assets of the Fund attributable to each such class of shares.

    All fees paid by the Fund hereunder shall be paid in accordance with Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), as such Rule may be in effect from time to time ("Rule 2830"), including without limitation the limitations set forth in Rule 2830 on the maximum asset-based sales charges (as defined in Rule 2830) payable to the Distributor with respect to the Class B shares. If, by reason of the limitations set forth in Rule 2830, the Fund is prevented from paying a monthly fee at the stated annual rate set forth above, the Fund shall pay as high a fee as permitted by Rule 2830.

    Section 2.     EXPENSES COVERED BY PLAN

    Reimbursable distribution and shareholder servicing expenses incurred by the Distributor under Section 1 of this Plan shall be borne by the Distributor or by any other person with which the Distributor has an agreement approved by the Fund, which expenditures represent payment for activities primarily intended to result in the sale of Class B Shares, including, but not limited to, the following: (i) payments to securities dealers and others engaged in the sale of Class B Shares; (ii) expenditures for support services such as telephone facilities and expenses and Class B Shareholder services as the Fund may reasonably request; (iii) formulation and implementation of marketing and promotional activities, including but not limited to direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (iv) preparation, printing and distribution of sales literature; (v) preparation, printing and distribution of Prospectuses of the Fund and reports for recipients other than existing Class B Shareholders of the Fund; (vi) provision to the Fund of such information, analyses and opinions with respect to marketing and promotional activities as the Fund may, from time to time, reasonably request; and (vii) provision of personalized services to Class B shareholders and/or maintenance of Class B shareholder accounts and such other information and administrative services as the Fund or the Class B shareholders may reasonably request; except that distribution expenditures shall not include overhead costs of the Distributor or any expenditures in connection with services which the Distributor, any of its affiliates, or any other person have agreed to bear without reimbursement. To the extent any activity covered by this Section 2 is also an activity which the Company may pay for without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the 1940 Act, this Plan shall not be construed to prevent or restrict the Company from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in the calculation in Section 1 of the maximum amount of reimbursable payments under this Plan.

    Section 3.     APPROVAL BY TRUSTEES

    Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the full Board of Trustees of the Fund, and (b) the Independent Trustees, cast in person at a meeting or meetings called for the purpose of voting on the Plan and the related agreements, as the case may be.

    Section 4.     CONTINUANCE OF THE PLAN

    The Plan will continue in effect for so long as its continuance is specifically approved at least annually by the Fund's Board of Trustees in the manner described in Section 3, above.

    Section 5.     TERMINATION

    The Plan may be terminated without penalty at any time with respect to the Fund by a majority vote of the Independent Trustees or by vote of a majority of the Class B shares. This Plan may also be terminated without penalty at any time by the Distributor on at least 60 days' written notice to the Fund. The Distributor may not assign its rights and obligations under this Plan without the prior written approval of the Board of Trustees, including the prior approval of a majority of the Independent Trustees.

    The Plan may not be amended with respect to the Fund so as to increase materially the amount of the fee described in Section 1 above with respect to the Fund, unless the amendment is approved by a vote of at least a majority of the outstanding voting securities of the Fund affected by such fee. Amendments to the Plan to reduce the amount of the fee described in Section 1 above shall not require the approval of the outstanding voting securities of the Fund affected by such fee. In addition, no material amendment to the Plan may be made unless approved by the Fund's Board of Trustees in the manner described in Section 3, above.

    Section 6.     SELECTION OF CERTAIN TRUSTEES

    While the Plan is in effect, the selection and nomination of the Fund's trustees who are not interested persons of the Fund will be committed to the discretion of the trustees then in office who are not interested persons of the Fund.

    Section 7.     WRITTEN REPORTS

    In each year during which the Plan remains in effect, the Distributor and any other person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Fund's Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made. The Distributor shall furnish to the Board of Trustees such information as the Board of Trustees shall reasonably request, including but not limited to information with respect to the payments made under this Plan, in order to enable the Board of Trustees to make an informed determination as to whether this Plan should be continued in accordance with the provisions of
Section 3, or terminated in accordance with the provisions of Section 5.

    Section 8.     PRESERVATION OF MATERIALS

    The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 7 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

    Section 9.     MEANINGS OF CERTAIN TERMS

    As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have in light of this Plan under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption, interpretation or "no action" position that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission or its staff.

                                      APPENDIX A
                       TO PLAN OF DISTRIBUTION (CLASS B SHARES)

                                         SIFE
                                 100 North Wiget Lane
                               Walnut Creek, CA  94596


                                                      __________________, 199__


[Recipient's Address]

---------------------
---------------------

Ladies and Gentlemen:

    This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a plan of distribution (the "Plan") adopted by SIFE Trust Fund (the "Trust Fund") pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended with respect to the sale of Class B Shares of the Trust Fund. The Plan and this related agreement (the "Rule 12b-1 Agreement") have been approved by a majority of the Board of Directors of the Trust Fund, including a majority of the Board of Directors who are not "interested persons" of the Trust Fund, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Directors of the Trust Fund that, in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Trust Fund and its Investors. The Plan has also been approved by a vote of at least a majority of the outstanding voting securities, as defined in the Act, of the Trust Fund.

    To the extent you provide distribution and marketing services and shareholder account servicing assistance in the promotion of Class B Shares of the Trust Fund, including furnishing services and assistance to your customers who invest in and own shares of the Trust Fund, and including but not limited to answering routine inquiries regarding the Trust Fund and assisting in changing distribution options, account designations and addresses, we shall pay you a fee of up to 1.00%, on an annual basis, of the net asset value of the Trust Fund's Class B Shares which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Trust Fund or any agent of the Trust Fund, designate your firm as the customer's dealer of record. We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

    We shall make the determination of the net asset value of Trust Fund Class
B Shares, which determination shall be made in the manner specified in the Trust Fund's current prospectus, on or about the 45th day of each quarter and pay to you quarterly, on the basis of such determination, the fee specified above. No such quarterly fee will be paid to you with respect to any Class I Shares sold by or through you, or any Class B Shares purchased by you and redeemed or repurchased by the Trust Fund or by us as agent within seven (7) business days after the date of our confirmation of such purchase. In addition, no such quarterly fee will be paid to you with respect to any of your customers if the amount of such fee based upon the value of such customer's Class B Shares will be less than $1.00. Payment of such quarterly fee shall be made within 45 days after the close of each quarter for which such fee is payable.

    You shall furnish us with such information as shall reasonably be requested by the Trust Fund with respect to the fees paid to you pursuant to this Rule 12b-1 Related Agreement.

    If this letter correctly sets for our mutual understandings with respect to the provision and payment of a quarterly fee based on Rule 12b-1, please evidence your agreement by countersigning the enclosed copy of this letter and returning it to the undersigned in the accompanying self-addressed envelope.

                                  Very truly yours,




                                         SIFE




Agreed and Accepted:


--------------------
[Recipient]